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May 6, 2024

Energea Portfolio 4 LLC USA 52 Main Street Chester, CT 06412

Re: Securities Qualified under Offering Statement on Form 1-A

We have acted as counsel to you in connection with your May 6, 2024 filing with the Securities and Exchange Commission of an Offering Statement on Form 1-A (as amended or supplemented, the "Offering Statement") pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the "Securities Act"), relating to the qualification of the Offering Statement and the offering by Energea Portfolio 4 LLC USA, a Delaware limited liability company (the "Company"), of up to $50,000,000 in the Company's Class A Investor Shares ("Class A Investor Shares") representing limited liability company interests of the Company (the "Shares").

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Class A Investor Shares available for issuance by the Company to be less than the aggregate of the maximum number of then unissued Shares.

The opinion set forth below is limited to the Delaware Limited Liability Company Act.

Based on the foregoing, we are of the opinion that, upon issuance and delivery by the Company against payment therefor in accordance with the terms of that certain Investment Agreement, a form of which is included as Exhibit 4.1 to the Offering Statement, the Shares will be validly issued and holders of the Shares will have no obligation to make any further payments for the purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP